Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06378, No. 333-103888, No. 333-108149, No. 333-129640, No. 333-129733, No. 333-145041, No. 333-152662, No. 333-157729, No. 333-185886, No. 333-185887, No. 333-185889 and No. 333-185890 each on Form S-8, and Registration Statement No. 333-192115-03 on Form F-3 of our reports dated 30 April 2015 relating to the consolidated financial statements of WPP plc and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of WPP plc for the year ended 31 December 2014.

Date: 30 April 2015

/s/ Deloitte LLP
Deloitte LLP
London, United Kingdom